OHR Pharmaceutical, Inc 8-K

Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of May 12, 2017, is between Ira Greenstein (“Greenstein”) and Ohr Pharmaceutical, Inc., a Delaware corporation (the “Company”), collectively, the “Parties.”

WHEREAS, Greenstein voluntarily determined to resign as (i) a member of the board of directors of the Company, including his position as Chairman of the Board and a member of the compensation committee of the board of directors of the Company, and (ii) a consultant to the Company, including his position as General Counsel to the Company;

WHEREAS, in recognition of Greenstein’s past services and contributions to the Company, including, without limitation, serving as Chairman of the Board of the Company since 2007 and General Counsel of the Company since 2015, the Company desires to provide Greenstein with certain payments; and

WHEREAS, the Parties hereto desire to set forth in writing the terms and conditions governing such resignation and payments.

For the consideration set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following:

1.	Resignation as a Director and Consultant. Greenstein hereby confirms that, effective May 8, 2017, he resigned as (i) a member of the board of directors of the Company, including his position as Chairman of the Board of the Company and as a member of the compensation committee of the board of directors of the Company, and (ii) a consultant to the Company, including his position of General Counsel to the Company and any other position held by Greenstein at the Company and its subsidiaries. From and after the date hereof, Greenstein agrees not to represent that he is a director or consultant of the Company and shall have no further rights or responsibilities with regard to the Company. No later than May 12, 2017, the Company shall publicly disclose, in accordance with the rules and regulations of the Nasdaq Stock Market and the Securities and Exchange Commission, that Greenstein is no longer a director and consultant of the Company and the Company hereby agrees and acknowledges that, from and after the date hereof, Greenstein shall have no further rights or responsibilities with regard to the Company.

2.	Separation Pay. In recognition of Greenstein’s past services and contributions to the Company, including, without limitation, serving as Chairman of the Board of the Company since 2007 and General Counsel of the Company since 2015, the Company shall pay Greenstein a separation payment in the amount of Two Hundred Fifty Thousand Dollars and No Cents ($250,000) (the “Separation Pay”), which amount includes all reimbursable business expenses. The Separation Pay shall be paid in five (5) equal annual installments over a term of five (5) years on or before June 30 of each year, commencing June 30, 2017, in accordance with Company’s regular payroll practices and less applicable deductions and withholdings.

3.	Stock Options. Each vested stock option of the Company held by Greenstein will remain exercisable for the remaining term of such option. Each unvested stock option of the Company held by Greenstein will fully vest on the date hereof and will remain exercisable for the remaining term of such option.

4.	Non-Disparagement. Each of the Parties agrees that Greenstein’s resignation from the board of directors of the Company and as a consultant to the Company is voluntary and that each shall refrain from making any statements to the contrary. Each of the Parties hereby agrees that it shall not disparage any of the other Party, such other Party’s businesses, or business reputation, nor will any party make any public derogatory or negative remarks to any third party.

5.	Confidentiality. As a director and consultant of the Company, Greenstein had access to confidential information, trade secrets and other proprietary information of vital importance to the Company and its subsidiaries (collectively “Confidential Information”). Consequently, Greenstein covenants and agrees that all Confidential Information shall be held in a fiduciary capacity and treated as confidential by him and shall not be disclosed, communicated or divulged by him or used by him for the benefit of any person or entity unless expressly authorized in writing by the Company, or unless the Confidential Information becomes generally available to the public otherwise than through disclosure by Greenstein. Greenstein agrees that the restrictions set forth in the preceding sentence shall be in force for five (5) years from the effective date, or longer if the information qualifies as a trade secret under New York or otherwise protected by law.

6.	Return of Property/Documents/Data. Greenstein acknowledges and agrees that (a) all of the Company’s materials, documents and data used, prepared or collected by Greenstein as part of his membership on the board of directors of the Company and as being a consultant to the Company, in whatever form, and (b) all Confidential Information that came into his possession while a member of the board of directors of the Company and as a consultant to the Company (whether prepared by him or by others), are and will remain the property of the Company. Greenstein represents and warrants that he has returned any and all Confidential Information in his possession or control. This includes all electronic data and records, as well as all documents and other materials of any kind that constitute or contain any Confidential Information, regardless of how stored or maintained, including all originals, copies, and compilations and all information stored or maintained on computer, tapes, discs, or any other form of technology.

7.	Miscellaneous.

(a)	Modification. No provision of this Agreement may be changed, altered or modified except in writing signed by each of the Parties, which writing shall specifically reference this Agreement and the provision which the Parties intend to waive or modify.

(b)	Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the state of New York without regard to conflict of law provisions.

(c)	Waiver. The waiver by any Party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

(d)	Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the Parties hereto. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof.

(e)	Severability. If any single covenant or provision in this Agreement shall be found unenforceable, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.

This Agreement consists of two pages

/s/ Ira Greenstein	5/12/2017
IRA GREENSTEIN	Date

Agreed by OHR PHARMACEUTICAL, INC.

/s/ Jason S. Slakter, MD		5/12/2017
By:	Jason S. Slakter, MD	Date
Its:	CEO

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